Exhibit 99.1

News Release

For more information, please contact:
Investor Relations:
Dexter Congbalay
224-306-1535
Dexter.Congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Announces Addition of New Director

Rita Fisher Joins Lamb Weston Board of Directors

EAGLE, ID (July 19, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) announced the appointment of Rita Fisher, Chief Information Officer and Executive Vice President, Supply Chain, at Reynolds Consumer Products to its Board of Directors, effective today.

“Rita is an excellent addition to the Board,” said Tom Werner, President and CEO, Lamb Weston. “Her extensive experience in IT and Supply Chain will provide terrific insights to Lamb Weston’s growth strategies.”

Ms. Fisher has served as the Chief Information Officer and Executive Vice President, Supply Chain of Reynolds Consumer Products since August 2017. Prior to joining Reynolds Consumer Products, she was the Vice President and Head of Global Business Services at Kraft Heinz Company. Ms. Fisher worked at Kraft Heinz and its predecessor companies for 22 years, holding many roles of increasing accountability in IT and Supply Chain, including Head of Global IT, and Senior Director Supply Chain Transformation.

“Rita Fisher is a strong addition to Lamb Weston’s Board of Directors,” said W.G. Jurgensen, Chairman of the Board. “I look forward to adding her perspective to the Board based on her deep experience.”

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.